Exhibit 99.1

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, PA 17110

1-866-642-7736

CONTACTS

Rory G. Ritrievi	Justin T. Webb
Chair, President & Chief Executive Officer	Chief Financial Officer

MID PENN BANCORP, INC. ANNOUNCES PRICING OF $70 MILLION

OFFERING OF COMMON STOCK

HARRISBURG, PENNSYLVANIA (November 1, 2024) – Mid Penn Bancorp, Inc. (NASDAQ: MPB) (“Mid Penn” or the “Company”) today announced the pricing of its public offering of 2,375,000 shares of its common stock (the “common stock”), at a price to the public of $29.50 per share, for an aggregate offering amount of $70 million. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 356,250 shares of common stock at the public offering price, less underwriting discounts.

Stephens Inc. acted as lead book-running manager for the offering, and Piper Sandler & Co. acted as joint book-running manager for the offering.

The Company expects that the net proceeds of the offering will be approximately $67 million, assuming no exercise of the underwriters’ option to purchase additional shares, after deducting underwriting discounts and expenses. The Company intends to use the net proceeds of the offering to support its continued growth, including investments in Mid Penn Bank to support organic growth, potential redemption of subordinated debt, future strategic transactions, and general corporate purposes.

The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a shelf registration statement (including a prospectus) on Form S-3 dated August 23, 2023 (File No. 333-274177) and a related preliminary prospectus supplement, dated November 1, 2024, to which this communication relates, and the Company will file a final prospectus supplement relating to the shares of common stock. Investors should read the preliminary prospectus supplement and base prospectus in the registration statement, including the information incorporated by reference therein, and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, the Company, the underwriters or any dealer participating in the offering will arrange to send you electronic copies of the final prospectus supplement, when available, and the accompanying base prospectus if you request it by contacting Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attention: Syndicate, or by calling toll free by telephone at (800) 643-9691 or by email at prospectus@stephens.com; or Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone: (800) 747-3924 or by email: prospectus@psc.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the common stock of the Company, nor shall there be any sale of such securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus relating thereto.

ABOUT MID PENN BANCORP, INC.:

Mid Penn Bancorp Inc. (NASDAQ: MPB), headquartered in Harrisburg, Pennsylvania, is the parent company of Mid Penn Bank, a full-service commercial bank. Mid Penn operates 45 retail locations throughout Pennsylvania and central New Jersey, has total assets of approximately $5 billion, and offers a comprehensive portfolio of financial products and services to the communities it serves. To learn more, please visit www.midpennbank.com.

Cautionary Note Regarding Forward-Looking Statements

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to Mid Penn and William Penn Bancorporation (“William Penn”), or other effects of the proposed merger of Mid Penn and William Penn. Forward-looking statements are typically identified by words such as “believe,” “approximately,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements may include the Offering and expectations relating to the anticipated opportunities and financial and other benefits for the proposed merger between Mid Penn and William Penn, and the projections of, or guidance on, Mid Penn’s or the combined company’s future financial performance, asset quality, liquidity, capital levels, expected levels of future expenses, including future credit losses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in Mid Penn’s business or financial results. Mid Penn and William Penn are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements are made only as of the date of this filing, and neither Mid Penn nor William Penn undertakes any obligation to update any forward-looking statements contained in this presentation to reflect events or conditions after the date hereof. Actual results may differ materially from those described in any such forward-looking statements.

In addition to factors previously disclosed in the reports filed by Mid Penn and William Penn with the SEC and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement entered into between Mid Penn and William Penn; the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of Mid Penn and William Penn; the outcome of any legal proceedings that may be instituted against Mid Penn or William Penn; the possibility that the merger may be more expensive to complete than anticipated; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; changes in Mid Penn’s share price before the closing of the merger; risks relating to the potential dilutive effect of shares of Mid Penn company stock to be issued in the merger or in the Offering; the timing of closing the merger; difficulties and delays in integrating the business or fully realizing cost savings and other benefits; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of products and services; customer borrowing, repayment, investment and deposit practices; competitive conditions; economic conditions, including downturns in the local, regional or national economies; the impact, extent and timing of technological changes; changes in accounting policies or practices; changes in laws and regulations; other actions of the Federal Reserve Board and other legislative and regulatory actions and reforms; and any other factors that may affect future results of Mid Penn, William Penn and the combined company.

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